Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF OCTOBER 15, 2012

AMONG

PACIFIC PREMIER BANCORP, INC.,

PACIFIC PREMIER BANK

AND

FIRST ASSOCIATIONS BANK

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TABLE OF CONTENTS

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AGREEMENT AND PLAN OF REORGANIZATION, dated as of October 15, 2012, between Pacific Premier Bancorp, Inc. (“PPBI”), Pacific Premier Bank (“Pacific Premier”) and First Associations Bank (“FAB”).

RECITALS

A.                                   FAB.  FAB is a Texas chartered bank, having its principal place of business in Dallas, Texas.

B.                                     PPBI.  PPBI is a Delaware corporation, having its principal place of business in Costa Mesa, California.

C.                                     Pacific Premier.  Pacific Premier is a California chartered bank and a wholly owned subsidiary of PPBI, having its principal place of business in Costa Mesa, California.

D.                                    Intention of the Parties.  It is the intention of the parties to this Agreement that the Merger (as defined and provided for herein) be characterized as a taxable reverse triangular merger that is treated as a taxable stock acquisition for federal income tax purposes.

E.                                      Board Action.  The respective Boards of Directors of each of PPBI, Pacific Premier and FAB have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger.

F.                                      Shareholder Agreements.  As a material inducement to PPBI and Pacific Premier to enter into this Agreement, and simultaneously with the execution of this Agreement, each Stockholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Shareholder Agreements”), pursuant to which they have agreed, among other things, both to vote their shares of FAB Common Stock (as defined herein) in favor of this Agreement and, with respect to each Outside or Advisory Director, to not compete against the business to be conducted by PPBI and Pacific Premier or solicit the customers or employees of PPBI and Pacific Premier.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01                           Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.07.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02, together with the Agreement and Plan of Merger and the Agreement and Plan of Merger and Liquidation.

“Agreement and Plan of Merger” means the Agreement and Plan of Merger between FAB and Merger Subsidiary, the form of which is attached hereto as Annex B, as amended or modified from time to time in accordance with its provisions.

“Agreement and Plan of Merger and Liquidation” means the Agreement and Plan of Merger and Liquidation between FAB and Pacific Premier, the form of which is attached hereto as Annex C, as amended or modified from time to time in accordance with its provisions.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the States of California and Texas are authorized or obligated to close.

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of FAB Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.02.

“Change in Net Mortgage Securities Gains” means the Net Mortgage Securities Gains less $4,577,406.00.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(c).

“Deal Expenses” has the meaning set forth in Section 9.05.

“Depository Agreement” has the meaning set forth in Section 6.14.

“Derivatives Contract” has the meaning set forth in Section 5.03(q)(ii).

“Designated Securities” has the meaning set forth in Section 1.01 within the definition of “Net Investment Gains.”

“Determination Period” has the meaning set forth in Section 1.01 within the definition of “Net Investment Gains.”

“DFI” means the California Commissioner of Financial Institutions and the California Department of Financial Institutions.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.06.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Employment Agreements” has the meaning set forth in Section 7.03(e).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“FAB” has the meaning set forth in the preamble to this Agreement.

“FAB Articles” means the Amended Articles of Association of FAB, as amended.

“FAB Board” means the Board of Directors of FAB.

“FAB Bylaws” means the Bylaws of FAB, as amended.

“FAB Common Stock” means the capital stock, $5.00 par value per share, of FAB.

“FAB Financial Statements” means (i) the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2008, 2009, 2010 and 2011 and (ii) the balance sheets and statements of income, changes in stockholders’ equity and cash flows for the monthly, quarterly and annual periods ended subsequent to December 31, 2011.

“FAB IT Systems” has the meaning set forth in Section 5.03(t)(iii).

“FAB Loan Property” has the meaning set forth in Section 5.03(o).

“FAB Meeting” has the meaning set forth in Section 6.02.

“FAB Options” means the options to acquire FAB Common Stock.

“FAB Stock Option Plan” means the First Associations Bank Stock Option Plan.

“FAB Warrants” means the warrants to acquire FAB Common Stock.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Dallas.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Liquidation” has the meaning set forth in Section 2.01(a).

“Loans” has the meaning set forth in Section 4.01(s).

“Material Adverse Effect” means, with respect to PPBI or FAB, any effect that (i) is material and adverse to the financial condition, results of operations or business of PPBI and its Subsidiaries taken as a whole or FAB, as the case may be, or (ii) would materially impair the ability of any of PPBI and its Subsidiaries or FAB, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes in banking, savings institution and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (c) changes in general economic conditions affecting banks, savings institutions and their holding companies generally, and (d) with respect to FAB, the effects of any action or omission taken with the prior consent of PPBI or as otherwise required by the Agreement, provided that the effect of such changes described in clauses (a), (b) and (c) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on PPBI and its Subsidiaries as a whole on the one hand or FAB on the other hand, as measured relative to similarly situated companies in the banking industry.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.10(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the number of whole shares of PPBI Common Stock, plus cash in lieu of any fractional share interest, and the amount of cash into which shares of FAB Common Stock shall be converted, pursuant to the provisions of Article III.

“Merger Subsidiary” means the corporation to-be-formed under the laws of the State of Texas by Pacific Premier as a wholly owned subsidiary of Pacific Premier following execution of this Agreement solely for the purpose of facilitating the Transaction, all of the issued and outstanding capital stock of which shall be owned by Pacific Premier.

“Merger Subsidiary Common Stock” means the common stock of Merger Subsidiary.

“Nasdaq” means the Nasdaq Global Market or such other securities exchange on which the PPBI Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Net Mortgage Securities Gains” means the sum of (i) the aggregate realized gains (net of any losses) earned by FAB on the sale or sales of any or all of the mortgage related securities set forth in Section 1.01 of FAB’s Disclosure Schedule (the “Designated Securities”) that occur between the date of this Agreement and the Closing Date and (ii)  the unrealized gains or losses (it being understood that any unrealized losses shall offset both realized and unrealized gains, if any) with respect to the Designated Securities as of the month-end prior to the Closing Date (the “Determination Period”), but excluding any aggregate gains (net of losses) on the Designated Securities that are realized and included in subclause (i) above, as determined by the average of the valuations conducted by Morgan Keegan & Co., Inc., FTN Financial and Vining Sparks Community Bank Advisory Group or, if one of such firms is unable or unwilling to perform such a valuation, one or more other firms mutually selected by PPBI and FAB.  The calculation of the net unrealized gains shall be made in accordance with GAAP and bank regulatory requirements.

“Option Cancellation Payment” has the meaning set forth in Section 3.09(a).

“OREO” means other real estate owned.

“Outside or Advisory Directors” means the directors of FAB who are not officers or employees of FAB and Joey Carona, an advisory director of FAB.

“Pacific Premier” has the meaning set forth in the preamble to this Agreement.

“Pacific Premier Articles” means the Articles of Incorporation of Pacific Premier, as amended.

“Pacific Premier Board” means the Board of Directors of Pacific Premier.

“Pacific Premier Bylaws” means the Amended and Restated Bylaws of Pacific Premier, as amended.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Per Share Cash Consideration” has the meaning set forth in Section 3.01(b)(1)(i).

“Per Share Stock Consideration” has the meaning set forth in Section 3.01(b)(1)(ii).

“PPBI” has the meaning set forth in the preamble to this Agreement.

“PPBI Benefit Plans” has the meaning set forth in Section 6.11(a).

“PPBI Board” means the Board of Directors of the PPBI.

“PPBI Bylaws” means the Amended and Restated Bylaws of PPBI.

“PPBI Certificate” means the Amended and Restated Certificate of Incorporation of PPBI.

“PPBI Common Stock” means the common stock, $0.01 par value per share, of PPBI.

“PPBI Preferred Stock” means the preferred stock, $0.01 par value per share, of PPBI.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.07(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Section 5.04(g)(i).

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Stockholders” means each director and executive officer of FAB that owns FAB Common Stock and Joey Carona, an advisory director of FAB.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Surviving Bank” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“TBOC” means the Texas Business Organization Code.

“TDB” means the Texas Department of Banking.

“TFC” means the Texas Finance Code.

“Transaction” means the Merger, the Liquidation and any other transactions contemplated by this Agreement.

“Warrant Merger Consideration” has the meaning set forth in Section 3.09(b).

ARTICLE II

THE MERGER

2.01                           The Merger.

(a)                                  The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall merge with and into FAB (the “Merger”) in accordance with the Agreement and Plan of Merger and the applicable provisions of the TBOC and TFC, the separate corporate existence of Merger Subsidiary shall cease and FAB shall survive and continue to exist as a bank incorporated under the laws of Texas and as a wholly owned subsidiary of Pacific Premier (FAB, as the surviving bank in the Merger, is sometimes referred to herein as the “Surviving Bank”).  Immediately following the Merger, the Surviving Bank will be merged with and liquidated into Pacific Premier (the “Liquidation”) in accordance with the applicable provisions of the CGCL, CFC, the TBOC and the TFC and the terms of this Agreement and the Agreement and Plan of Merger and Liquidation.

(b)                                 Name.  The name of the Surviving Bank shall be “First Associations Bank.”

(c)                                  Articles and Bylaws.  The articles of incorporation and bylaws of the Surviving Bank immediately after the Merger shall be the FAB Articles and the FAB Bylaws as in effect immediately prior to the Merger. The articles of incorporation and bylaws of Pacific Premier immediately after the Liquidation shall be the Pacific Premier Articles and the Pacific Premier Bylaws.

(d)                                 Directors and Executive Officers of the Surviving Bank.  The directors of the Surviving Bank immediately after the Merger shall be the directors of Pacific Premier immediately prior to the Merger.  The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of Pacific Premier immediately prior to the Merger. The directors of Pacific Premier immediately after the Liquidation shall be the directors of Pacific Premier immediately prior to the Liquidation, except for the addition of a new director as contemplated by Section 6.12, each of whom shall serve until such time as their successors shall be duly elected and qualified.  The executive officers of Pacific Premier immediately after the Liquidation shall be the executive officers of Pacific Premier immediately prior to the Liquidation.

(e)                                  Authorized Capital Stock.  The authorized capital stock of the Surviving Bank upon consummation of the Merger shall be as set forth in the FAB Articles immediately prior to the Merger.

(f)                                    Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in accordance with the TBOC and TFC.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Subsidiary shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

(g)                                 Additional Actions.  If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Bank’s right, title or interest in, to or under any of the rights, properties or assets of Merger Subsidiary acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Merger Subsidiary, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.

2.02                           Effective Date and Effective Time; Closing.

(a)                                  Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause a certificate of merger (as required under the TBOC and TFC, the “Certificate of Merger”), which shall be executed in accordance with the relevant provisions of the TBOC and TFC, to be filed with the Texas Secretary of State and the TDB on (i) a date mutually selected by PPBI and FAB after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing.  The Merger provided for herein shall become effective upon acceptance and filing of the Certificate of Merger with the Texas Secretary of State and TDB as provided by the TBOC and TFC. The term “Effective Time” shall be the date and time when the Texas Secretary of State and TDB accepts and files the Certificate of Merger in accordance with the TBOC and the TFC.  The date of such filings or such later effective date is herein called the “Effective Date.”

(b)                                 A closing (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Patton Boggs LLP, 2550 M Street, N.W., Washington, D.C. 20037, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”).  At the Closing, there shall be delivered to PPBI, Pacific Premier and FAB the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III.

CONSIDERATION AND EXCHANGE PROCEDURES

3.01                           Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of FAB Common Stock:

(a)                                  Pacific Premier Common Stock.  Each share of Pacific Premier Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)                                 FAB Common Stock.  Subject to Sections 3.05, 3.06, 3.07 and 9.05, each share of FAB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive:

(i)                                     Cash Consideration.  A cash amount equal to the sum of (1) $19.00 and (2) the quotient of (A) the Change in Net Mortgage Securities Gains divided by (B) the number of issued and outstanding shares of FAB Common Stock (collectively, the “Per Share Cash Consideration”); and

(ii)                                  Stock Consideration.  0.646 shares of PPBI Common Stock (the “Per Share Stock Consideration”).

(c)                                  Merger Subsidiary Common Stock. Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Bank.

3.02                           Intentionally Omitted.

3.03                           Exchange Procedures.

(a)                                  Mailing of Transmittal Material.  Provided that FAB has delivered, or caused to be delivered, to American Stock Transfer & Trust Company as the exchange agent for the purpose of conducting the exchange described in this Section 3.03 (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, PPBI shall use its best efforts to cause the Exchange Agent to mail or deliver to each holder of record of FAB Common Stock, at least thirty (30) days prior to the Closing Date (or such later date mutually agreed to by PPBI and FAB), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent) advising such holder of the proposed effective date of the Merger and containing instructions for use in effecting the surrender of such Certificate(s) in exchange for the consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement.  A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates representing all shares of FAB Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.03.

(b)                                 PPBI Deliveries.  At the Effective Time, for the benefit of the holders of Certificates, (i) PPBI shall deliver to the Exchange Agent certificates, or at PPBI’s option, evidence of shares in book entry form, representing the number of shares of PPBI Common Stock issuable to the holders of FAB Common Stock as part of the Merger Consideration and (ii) PPBI shall deliver, or cause Pacific Premier to deliver, to the Exchange Agent, the cash portion of the Merger Consideration payable pursuant to this Article III, each to be given to the holders of FAB Common Stock in exchange for their Certificates as provided in this Article III.  Following the Effective Time, PPBI shall deliver to the Exchange Agent all dividends declared and payable after the Effective Time on the shares of PPBI Common Stock issuable to holders of FAB Common Stock as part of the Merger Consideration, which dividends shall be delivered to the Exchange Agent at the time such dividends are paid to the stockholders of PPBI generally.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of PPBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)                                  Exchange Agent Deliveries.

(i)                                     Each holder of such Certificate or Certificates will, upon receipt thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of PPBI Common Stock and the amount of cash into which the aggregate number of shares of FAB Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement, in each case, without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)                                  If a holder of Certificates surrenders such Certificates and a properly executed letter of transmittal to the Exchange Agent at least three (3) Business Days prior to the Closing Date, then PPBI shall use its best efforts to cause the Exchange Agent to deliver, on the Closing Date, to such holder of Certificates the Merger Consideration into which the shares of FAB Common Stock represented by such Certificates have been converted pursuant to Section 3.01(b).  If a holder of Certificates surrenders such Certificates and a properly executed letter of transmittal to the Exchange Agent at any time after three (3) Business Days prior to the Closing Date, then PPBI shall use its best efforts to cause the Exchange Agent to promptly, but in no event later than three (3) Business Days following receipt of such Certificates and letter of transmittal, deliver to such holder of Certificates the Merger Consideration into which the shares of FAB Common Stock represented by such Certificate or Certificates have been converted pursuant to Section 3.01(b).

(iii)                               Each outstanding Certificate which prior to the Effective Time represented FAB Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of PPBI Common Stock and the right to receive the amount of cash into which such FAB Common Stock shall have been converted.  After the Effective Time, there shall be no further transfer on the records of FAB of Certificates representing shares of FAB Common Stock and, if such Certificates are presented for transfer, they shall be cancelled against delivery of such Certificates for PPBI Common Stock and cash as hereinabove provided.  No dividends or other distributions which have been declared with a record date after the Effective Time will be remitted to any Person entitled to receive shares of PPBI Common Stock under Section 3.01(b) until such Person surrenders the Certificate or Certificates representing FAB Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(d)                                 Lost or Destroyed Certificates; Issuances of PPBI Common Stock in New Names.  The Exchange Agent and PPBI, as the case may be, shall not be obligated to deliver cash and a certificate or certificates representing shares of PPBI Common Stock to which a holder of FAB Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of FAB Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by PPBI. If any certificates evidencing shares of PPBI Common Stock are to be issued in a name other than that in which the Certificate evidencing FAB Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of PPBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)                                  Unclaimed Merger Consideration.  Any portion of the shares of PPBI Common Stock and cash delivered to the Exchange Agent by PPBI pursuant to Section 3.03(b) that remains unclaimed by the stockholders of FAB for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to PPBI.  Any stockholders of FAB who have not theretofore complied with Section 3.03(c) shall thereafter look only to PPBI for the consideration deliverable in respect of each share of FAB Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon.  If outstanding Certificates for shares of FAB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of PPBI Common Stock or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of PPBI (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  PPBI and the Exchange Agent shall be entitled to rely upon the stock transfer books of FAB to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, PPBI and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.04                           Rights as Stockholders; Stock Transfers.  At the Effective Time, holders of FAB Common Stock shall cease to be, and shall have no rights as, stockholders of FAB other than to receive the consideration provided under this Article III.

3.05                           No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of PPBI Common Stock shall be issued in the Merger.  Each holder of FAB Common Stock who otherwise would have been entitled to a fraction of a share of PPBI Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $9.80, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.06                           Dissenting Shares.  Each outstanding share of FAB Common Stock the holder of which has perfected his right to dissent under the TBOC and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of PPBI Common Stock and cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the TBOC.  FAB shall give PPBI prompt notice upon receipt by FAB of any such written demands for payment of the fair value of such shares of FAB Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the TBOC.  If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time, the Dissenting Shares held by such holder shall be converted into a right to receive PPBI Common Stock and cash in accordance with the applicable provisions of this Agreement.  Any payments made in respect of Dissenting Shares shall be made by PPBI.

3.07                           Anti-Dilution Provisions.  If, between the date hereof and the Effective Time, the shares of PPBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Per Share Stock Consideration shall be adjusted accordingly; provided that an offering or sale of PPBI Common Stock shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the PPBI Common Stock.

3.08                           Withholding Rights.  PPBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of FAB Common Stock such amounts as PPBI is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment.  Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of FAB Common Stock in respect of which such deduction and withholding was made by PPBI.

3.09                           FAB Options and FAB Warrants.

(a)                                  At the effective time of the Liquidation, each FAB Option which is outstanding, vested and unexercised immediately prior to the Effective Time, shall be canceled in exchange for the right of the holder of such FAB Option to receive a single lump sum cash payment, equal to the amount set forth next to such holder’s name in Section 3.09(a) of FAB’s Disclosure Schedule (the “Option Cancellation Payment”), provided such holder enters into a written acknowledgment with regard to the cancellation of such FAB Option and the payment therefor in accordance with the terms of this Agreement in a form reasonably agreed to by PPBI and such holder of a FAB Option. Provided that the holder of a FAB Option enters into such written acknowledgment, Pacific Premier Bank or PPBI shall deliver the applicable Option Cancellation Payment to such holder of a FAB Option as soon as practicable following the Liquidation.  Pacific Premier Bank or PPBI shall be entitled to deduct and withhold from any Option Cancellation Payment otherwise payable to a holder of a FAB Option such amounts as Pacific Premier Bank is required under the Code or any state or local Tax law or regulation thereunder to deduct and withhold with respect to the making of such Option Cancellation Payment.  Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of a FAB Option holder in respect of which such deduction and withholding was made by Pacific Premier Bank or PPBI.  Subject to the foregoing, the FAB Stock Option Plan shall terminate upon the effective time of the Liquidation.

(b)                                 At the Effective Time, each FAB Warrant which is outstanding, vested and unexercised immediately prior to the Effective Time, shall be canceled in exchange for the right of the holder of such FAB Warrant to receive from PPBI a single lump sum cash payment, equal to the amount set forth next to such holder’s name in Section 3.09(b) of FAB’s Disclosure Schedule (the “Warrant Merger Consideration”), provided such holder enters into a written acknowledgment with regard to the cancellation of such FAB Warrant and the payment therefor in accordance with the terms of this Agreement in a form reasonably agreed to by PPBI and FAB.  Provided that the holder of a FAB Warrant enters into such written acknowledgment, PPBI shall deliver the applicable Warrant Merger Consideration to such holder of a FAB Warrant on the Closing Date.  Subject to the foregoing, all FAB Warrants issued thereunder shall terminate at the Effective Time.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01                           Forbearances of FAB.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of PPBI (which prior written consent shall be deemed to have been given for purposes of Sections 4.01(r) and (s) if PPBI has not objected to a proposed action by FAB within three (3) Business Days after written notice thereof by FAB has been received by PPBI), FAB will not:

(a)                                  Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and PPBI the goodwill of the customers of FAB and others with whom business relations exist.

(b)                                 Capital Stock.  Other than pursuant to Rights set forth on Section 4.01(b) of FAB’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c)                                  Dividends; Reclassifications; Etc.

(i)                                     Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of FAB Common Stock, including but not limited to, any dividend payments in anticipation of, and to cover, personal federal, state or local Tax obligations.  FAB acknowledges that each FAB stockholder shall be responsible for his or her personal Tax obligations.

(ii)                                  Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of FAB Common Stock.

(d)                                 Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of FAB or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or as set forth in Section 4.01(d) of FAB’s Disclosure Schedule.

(e)                                  Hiring.  Hire any person as an employee of FAB or promote any employee, except (i) as set forth on Section 4.01(e) of FAB’s Disclosure Schedule, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of FAB’s Disclosure Schedule and (iii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of FAB and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof.

(f)                                    Benefit Plans.  Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(f) of FAB’s Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of FAB or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g)                                 Dispositions.  Except for sales of Designated Securities, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties.

(h)                                 Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity.

(i)                                     Capital Expenditures.  Except as set forth in Section 4.01(i) of FAB’s Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $10,000 individually or $25,000 in the aggregate.

(j)                                     Governing Documents.  Amend the FAB Articles or the FAB Bylaws or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k)                                  Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)                                     Contracts.  Except as otherwise permitted under Sections 4.01 and 6.14 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m)                               Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which FAB is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by FAB of an amount which exceeds $10,000 and/or would impose any material restriction on the business of FAB or create precedent for claims that are reasonably likely to be material to FAB.

(n)                                 Banking Operations.  Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)                                 Marketing.  Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to PPBI prior to the date hereof).

(p)                                 Derivatives Contracts.  Enter into any Derivatives Contract.

(q)                                 Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within 30 days and that have no put or call features and securities sold under agreements to repurchase that mature within 30 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)                                    Investment Securities.  (i)Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment or (ii) except for sales of Designated Securities, dispose of any debt security or Equity Investment.

(s)                                  Loans.  (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made in the ordinary course of business, consistent with past practice, that are not in excess of $250,000 individually; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity.

(t)                                    Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u)                                 Tax Elections.  Make or change any material Tax election in respect of Taxes relating to FAB (or the assets and liabilities of FAB), settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes relating to FAB (or the assets and liabilities of FAB), enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes relating to FAB (or the assets and liabilities of FAB), file any amended Tax Return, or take any action to terminate FAB’s status as an S corporation up to and including the Closing Date.

(v)                                 Antitakeover Statutes.  Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than PPBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w)                               Adverse Actions.  Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(x)                                   Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02                           Forbearances of PPBI.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of FAB, PPBI will not, and will cause each of its Subsidiaries not to:

(a)                                  Adverse Actions.  Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(b)                                 Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01                           Disclosure Schedules.  On or prior to the date hereof, PPBI has delivered to FAB a schedule and FAB has delivered to PPBI a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV and VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect. Each exception set forth in the Disclosure Schedule shall be deemed to qualify the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule.

5.02                           Standard.  Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of FAB on the one hand or PPBI on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations of FAB contained in Sections 5.03(b) and 5.03(m)(vi), which shall be true in all respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03                           Representations and Warranties of FAB.  Subject to Sections 5.01 and 5.02, FAB hereby represents and warrants to PPBI:

(a)                                  Organization, Standing and Authority.  FAB is duly organized, validly existing and in good standing under the laws of the State of Texas.  FAB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on FAB.  FAB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The deposit accounts of FAB are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and FAB has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the FAB Articles and FAB Bylaws which have previously been made available to PPBI are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The minute books of FAB previously made available to PPBI contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of its stockholders and Board of Directors (including committees of its Board of Directors) through the date hereof.

(b)                                 FAB Capital Stock.  The authorized capital stock of FAB consists solely of 5,000,000 shares of FAB Common Stock, of which 1,980,229 shares are issued and outstanding as of the date hereof.  As of the date hereof, no shares of FAB Common Stock were held in treasury by FAB or otherwise directly or indirectly owned by FAB.  The outstanding shares of FAB Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of FAB Common Stock have been issued in violation of the preemptive rights of any Person.  Section 5.03(b) of FAB’s Disclosure Schedule sets forth for each FAB Option and FAB Warrant, the name of the grantee, the date of the grant, with respect to FAB Options, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of FAB Common Stock subject to each FAB Option and FAB Warrant, the number of shares of FAB Common Stock subject to FAB Options and FAB Warrants that are currently exercisable and the exercise or strike price per share.  Except as set forth in the preceding sentence, there are no shares of FAB Common Stock reserved for issuance, FAB does not have any Rights issued or outstanding with respect to FAB Common Stock and FAB does not have any commitment to authorize, issue or sell any FAB Common Stock or Rights.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of FAB may vote are outstanding.

(c)                                  Subsidiaries.

(i)                                     FAB does not have any Subsidiaries.

(ii)                                  Except as set forth in Section 5.03(c)(ii) of FAB’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and stock in the FHLB and in TIB — The Independent BankersBank, FAB does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(d)                                 Corporate Power.  FAB has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and FAB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of FAB’s stockholders of this Agreement.

(e)                                  Corporate Authority.  Subject to the approval of this Agreement by the holders of the outstanding FAB Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of FAB and the FAB Board on or prior to the date hereof and the FAB Board has recommended that stockholders of FAB adopt this Agreement and directed that such matter be submitted for consideration by FAB’s stockholders at the FAB Meeting required by Section 6.02.  FAB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by PPBI and Pacific Premier, this Agreement is a valid and legally binding obligation of FAB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)                                    Regulatory Approvals; No Defaults.

(i)                                     No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FAB in connection with the execution, delivery or performance by FAB of this Agreement or to consummate the Transaction, except as set forth in Section 5.03(f)(i) of FAB’s Disclosure Schedule and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the DFI, the TDB, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of (1) the Certificate of Merger with the Texas Secretary of State and the TDB pursuant to the TBOC and TFC and (2) the Agreement and Plan of Merger and Liquidation with the California Secretary of State and the DFI pursuant to the CGCL and CFC, (E) the approval of this Agreement, including the Agreement and Plan of Merger, by the holders of the outstanding shares of FAB Common Stock and (F) the notice to the holders of FAB Common Stock pursuant to the requirements of Section 10.355 of the TBOC.  As of the date hereof, FAB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)                                  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by FAB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of FAB or to which FAB or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the FAB Articles or FAB Bylaws or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)                                 Financial Reports; Undisclosed Liabilities; Internal Controls.

(i)                                     Subject to the absence of footnotes and statements of cash flows with respect to unaudited interim FAB Financial Statements, each of the balance sheets contained in the FAB Financial Statements fairly presents, or will fairly present, the financial position of FAB as of its date, and each of the statements of income, changes in stockholders’ equity and cash flows in such FAB Financial Statements fairly presents, or will fairly present, the results of operations, stockholders’ equity and cash flows of FAB for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)                                  FAB is not required to file periodic reports with the SEC pursuant to the Exchange Act.

(iii)                               Except as set forth on the balance sheet of FAB dated as of August 31, 2012 and Section 5.03(g)(iii) of FAB’s Disclosure Schedule, FAB does not have any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) other than liabilities incurred after August 31, 2012 in the ordinary course of business consistent with past practice and, to FAB’s knowledge, there is no existing condition, event or circumstance which could result in any such material liability in the future.

(iv)                              Since August 31, 2012, (A) FAB has conducted its business in the ordinary and usual course consistent with past practice, (B) except as set forth in Section 5.03(g)(iv) of FAB’s Disclosure Schedule, FAB has not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to FAB.

(v)                                 No agreement pursuant to which any Loans or other assets have been or shall be sold by FAB entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by FAB, to cause FAB to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against FAB.  Section 5.03(g)(v) of FAB’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of FAB that has been declared, set aside or paid since December 31, 2008, as well as all shares of capital stock of FAB that have been purchased, redeemed or otherwise acquired, directly or indirectly, by FAB since December 31, 2008.

(vi)                              The records, systems, controls, data and information of FAB are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FAB (either directly or through FAB’s third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(vi).  FAB (i) has implemented and maintains disclosure controls and procedures to ensure that material information relating to FAB is made known to the Chief Executive Officer and the Chief Operating Officer of FAB by others within FAB and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to FAB’s outside auditors and the audit committee of the FAB Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect FAB’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in FAB’s internal controls over financial reporting.  These disclosures were made in writing by management to FAB’s auditors and audit committee and a copy has previously been made available to PPBI.

(vii)                           Since November 14, 2006, (i) neither FAB nor, to the knowledge of FAB, any director, officer, employee, auditor, accountant or representative of FAB, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FAB or its internal accounting controls, including any material complaint, allegation, assertion or claim that FAB has engaged in questionable accounting or auditing practices, and (ii) no attorney representing FAB, whether or not employed by FAB, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FAB or its officers, directors, employees or agents to the FAB Board or any committee thereof or, to the knowledge of FAB, to any director or officer of FAB.

(h)                                 Legal Proceedings.  No litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against FAB and, to FAB’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding.  Neither FAB nor any of its properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to FAB.

(i)                                     Regulatory Matters.

(i)                                     FAB has duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and FAB has previously delivered or made available to PPBI accurate and complete copies of all such reports.  In connection with the most recent examination of FAB by the appropriate regulatory authorities, FAB was not required to correct or change any action, procedure or proceeding which FAB believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on FAB.

(ii)                                  Neither FAB nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has FAB adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority.  FAB has paid all assessments made or imposed by any Governmental Authority.

(iii)                               FAB has not been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)                              (A) Except as set forth in Section 5.03(i)(iv) of FAB’s Disclosure Schedule, no Governmental Authority has initiated since December 31, 2008 or has pending any proceeding, enforcement action or, to FAB’s knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of FAB (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of FAB), or, to FAB’s knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of FAB.

(j)                                     Compliance With Laws.  Except as set forth in Section 5.03(j) of FAB’s Disclosure Schedule, FAB:

(i)                                     is, and at all times since December 31, 2008, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of FAB related to customer data, privacy and security;

(ii)                                  has, and at all times since December 31, 2008, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to FAB’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii)                               has received no notification or communication from any Governmental Authority (A) asserting that FAB is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to FAB’s knowledge, do any grounds for any of the foregoing exist).

(k)                                  Material Contracts; Defaults.

(i)                                     Except for documents set forth in Section 5.03(k) of FAB’s Disclosure Schedule, FAB is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, independent contractors or consultants, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of FAB to indemnification from FAB, (C) which provides for the payment by FAB of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving FAB, including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $25,000 per annum, (F) which is with or to a labor union or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of FAB, (I) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $25,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $25,000 and that has any continuing obligations, liabilities or restrictions, (L) which relates to a partnership or joint venture or similar arrangement, (M) which is a lease for any real or material personal property owned or presently used by FAB, (N) which materially restricts the conduct of any business by FAB or limits the freedom of FAB to engage in any line of business in any geographic area (or would so restrict the Surviving Bank or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires FAB to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits FAB to do, any of the foregoing (collectively, “Material Contracts”). Except as set forth in Section 5.03(k)(i) of FAB’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of FAB’s execution, delivery or performance of this Agreement and the consummation of the Transaction.  True, correct and complete copies of all such Material Contracts have been made available to PPBI as of the date hereof.

(ii)                                  Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of FAB and, to FAB’s knowledge, is a valid and binding obligation of the other parties thereto, enforceable against FAB, and to FAB’s knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). FAB has performed, in all material respects, all obligations required to be performed by it under each Material Contract. Neither FAB nor, to FAB’s knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  No power of attorney or similar authorization given directly or indirectly by FAB is currently outstanding.  With respect to the Material Contracts, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(iii)                               Section 5.03(k)(iii) of FAB’s Disclosure Schedule sets forth a schedule of all holders of five percent or more of FAB Common Stock and executive officers and directors of FAB who have outstanding loans from FAB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l)                                     No Brokers.  No action has been taken by FAB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee to be paid to SAMCO Capital Markets, Inc., which is set forth in Section 5.03(l) of FAB’s Disclosure Schedule.  Copies of all agreements with SAMCO Capital Markets, Inc. have been previously provided or made available to PPBI.

(m)                               Employee Benefit Plans.

(i)                                     All benefit and compensation plans, contracts, policies or arrangements, maintained contributed to, obligated to be contributed to, or sponsored by FAB for the benefit of current or former employees of FAB (the “Employees”) and current or former directors or independent contractors of FAB including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), are set forth in Section 5.03(m)(i) of FAB’s Disclosure

Schedule.  True and complete copies of the following documents have been provided or made available to PPBI: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; and (I) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan.

(ii)                                  Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained.  Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and FAB is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code.  FAB has not received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan.  There is no material pending or, to FAB’s knowledge, threatened litigation relating to the Benefit Plans.  FAB has not engaged in a transaction with respect to any Benefit Plan that could subject FAB to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any Benefit Plan.  No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii)                               FAB does not maintain or contribute to any Pension Plan or multiemployer plan (as defined in 4001(a)(3) of ERISA) other than those disclosed in Section 5.03(m)(iii) of FAB’s Disclosure Schedule.  No liability under Title IV of ERISA has been or is expected to be incurred by FAB with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered one employer with FAB under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  FAB has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the Transaction.  There has been no termination, or partial termination, under Section 411(d)(3) of the Code and the regulations thereunder, of any Pension Plan.  All ERISA Affiliates of FAB are set forth (and designated as an ERISA Affiliate) in Section 5.03(m)(iii) of FAB’s Disclosure Schedule.

(iv)                              All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the FAB Financial Statements.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has incurred any “unpaid minimum required contribution” within the meaning of Section 4971(c) of the Code and no multiemployer plan has incurred an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 4971(c) of the Code.  FAB and any of its ERISA Affiliates have met all applicable minimum funding requirements under Section 412 of the Code and Section 302 of ERISA in respect of each Pension Plan and multiemployer plan.  Neither FAB nor any of its ERISA Affiliates have an outstanding funding waiver.

(v)                                 Neither FAB nor any of its ERISA Affiliates have any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.  FAB may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by its terms at any time without incurring any liability thereunder.  No event or condition exists with respect to a Benefit Plan that could subject FAB to a material Tax under Section 4980B of the Code.

(vi)                              Except as set forth in Section 5.03(m)(vi) of FAB’s Disclosure Schedule, none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Transaction, either alone or in connection with a subsequent event will, (A) entitle any Employees or any current or former director or independent contractor of FAB to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” as such term is defined in Section 280G of the Code.

(vii)                           All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan.  All required Tax filings with respect to each Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(viii)                        FAB does not have now, or has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(ix)                                No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(x)                                   Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(xi)                                No contributions pursuant to a Benefit Plan have been made by FAB in such amounts that would violate Section 404 of the Code.

(xii)                             FAB has in force sufficient bonding for every fiduciary who is or has been required to be bonded with respect to the Benefit Plans, or where the fiduciary is not an employee or director of FAB, FAB has ensured that such fiduciary is covered by a bond that complies with Section 412 of ERISA.  There does not exist any pending or, to FAB’s knowledge, threatened legal proceedings (other than routine claims for benefits), arbitrations, administrative or other proceeding, pending or threatened, anticipated or expected to be asserted with respect to any Benefit Plan or any related trust or other funding medium thereunder or with respect to FAB as the sponsor or fiduciary thereof, or with respect to any other fiduciary thereof.

(n)                                 Labor Matters.

(i)                                     Section 5.03(n)(i) of FAB’s Disclosure Schedule sets forth (A) the name, title and total annual compensation of each officer of FAB and each other employee, independent contractor and consultant of FAB, (B) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2012 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by FAB regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

(ii)                                  To FAB’s knowledge, no officer or director of FAB or any employee, independent contractor or consultant of FAB is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of FAB to conduct its business as currently conducted.

(iii)                               FAB has not classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee.  FAB has not incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to FAB, in any capacity.

(iv)                              Except as set forth in Section 5.03(n)(iv) of FAB’s Disclosure Schedule, none of the officers, employees or consultants of FAB has informed FAB of his or her intent, nor does FAB have any knowledge of any of the officers, employees or consultants of FAB having an intention, to terminate employment with FAB during the next twelve (12) months.

(v)                                 FAB is not a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is FAB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel FAB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to FAB’s knowledge, threatened, nor is FAB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  FAB has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except as set forth in Section 5.03(n)(v) of FAB’s Disclosure Schedule, the employment of each officer and employee of FAB is terminable at the will of FAB.

(vi)                              (A) Except as set forth in Section 5.03(n)(vi) of FAB’s Disclosure Schedule, there is no pending or, to FAB’s knowledge, threatened legal proceeding involving FAB, on the one hand, and any present or former employee(s) of FAB, on the other hand, and (B) no other Person, to FAB’s knowledge, has threatened any claim or any legal proceeding against FAB (or, to FAB’s knowledge, against any officer, director or employee of FAB) relating to employees or former employees of FAB, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(o)                                 Environmental Matters.  Except as set forth in Section 5.03(o) of FAB’s Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on FAB of any liability or obligation arising under any Environmental Laws pending or, to FAB’s knowledge, threatened against FAB, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FAB.  To FAB’s knowledge, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FAB.  FAB is in compliance in all material respects with applicable Environmental Laws.  To FAB’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by FAB, or any property in which FAB has held a security interest, Lien or a fiduciary or management role (“FAB Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to FAB.  FAB could not be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any FAB Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to FAB.  FAB does not have any liability for any Hazardous Substance disposal or contamination on any third party property.  Neither FAB nor, to FAB’s knowledge, any Person whose liability FAB has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law.  FAB is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.  To FAB’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving FAB, any currently or formerly owned or operated property, any FAB Loan Property, or any Person whose liability FAB has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against FAB, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any FAB Loan Property.  FAB has previously provided and made available to PPBI copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to FAB and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p)           Tax Matters.

(i)            FAB (and any predecessor of FAB) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and comparable provisions of state law where applicable) at all times during its existence and FAB will be an S corporation up to and including the Closing Date. FAB has not taken nor will FAB take (up to or through the Closing) any action that would cause FAB to lose its status as an S corporation.  To FAB’s knowledge, none of the stockholders of FAB have taken or allowed any action that would result in the termination of FAB’s status as a validly electing S corporation.

(ii)           (A)  All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file which have not expired) by or with respect to FAB have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true and complete in all respects, (C) all Taxes due and payable by or with respect to FAB have been timely paid in full, (D) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (E) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (F) no statutes of limitation with respect to any Taxes of FAB have been waived by or on behalf of FAB.

(iii)          FAB has made available to PPBI (A) true and correct copies of the U.S. federal, state local and foreign income and unincorporated Tax Returns filed by or on behalf of FAB for 2011 and (B) any audit report issued within the last three years relating to Taxes due from or with respect to FAB, or its income, assets or operations.  Section 5.03(p)(iii) of FAB’s Disclosure Schedule sets forth any income, franchise or unincorporated Tax Returns filed by or on behalf of FAB which have been examined by any taxing authority.

(iv)          There are no audits or investigations by any taxing authority or proceeding in progress with respect to FAB, nor has FAB received any notice from any taxing authority that it intends to conduct such an audit or investigation.

(v)           No claim has been made by a taxing authority in a jurisdiction where FAB does not already file Tax Returns that FAB is or may be subject to taxation by that jurisdiction.

(vi)          FAB has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over all amounts required to be so withheld to the appropriate taxing authorities for all periods under all applicable laws.

(vii)         FAB does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country.

(viii)        There are no Liens or other encumbrances on any of the assets of FAB that arose in connection with any failure (or alleged failure) to pay any Tax.

(ix)           No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to FAB.

(x)            FAB has not been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code.  FAB has not been described as a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355(i) of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

(xi)           FAB is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.

(xii)          FAB has not filed a consent pursuant to Section 341(f) of the Code.

(xiii)         Except as set forth in Section 5.03(p)(xiii) of FAB’s Disclosure Schedule, FAB will not be required to include any adjustment in taxable income for any period ending after the Closing Date under Section 481 of the Code (or under any similar provision of the Tax laws of any jurisdiction) as a result of a change in the method of accounting for a period ending on or before the Closing Date or pursuant to an agreement with any taxing authority with regard to the Tax liability of FAB for any period ending on or before the Closing Date.  No item of income or gain reported by FAB for financial accounting purposes in any period ending before the Closing is require to be included in income for Tax purposes in any period ending after the Closing Date.

(xiv)        FAB is not a party to any Tax sharing or similar agreement or arrangement (whether or not written) with any Person.

(xv)         FAB does not have any actual or potential liability for any Tax under Section 1374 of the Code. FAB has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which FAB’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

(xvi)        FAB has not (i) consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related published guidance from the IRS or (ii) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the regulations thereunder.

(q)           Risk Management Instruments.

(i)            Except as set forth in Section 5.03(q)(i) of FAB’s Disclosure Schedule, FAB is not a party to, nor has FAB agreed to enter into, a Derivatives Contract.

(ii)           “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any FAB Options or FAB Warrants.

(r)            Loans; Nonperforming and Classified Assets.

(i)            Each Loan on the books and records of FAB was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to FAB’s knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.  The Loan data tapes previously provided by FAB to PPBI accurately reflects in all material respects the Loan portfolio of FAB as of the date of such loan tape.

(ii)           FAB has set forth in Section 5.03(r)(ii) of FAB’s Disclosure Schedule as of the latest practicable date: (A) any written or, to FAB’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to FAB’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by FAB or an applicable regulatory authority (it being understood that no representation is being made that the TBD or the FDIC would agree with the loan classifications established by FAB); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater stockholder of FAB, or to FAB’s knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

(s)           Properties.  Except as set forth in Section 5.03(s) of FAB’s Disclosure Schedule, all real and personal property owned by FAB or presently used by it in its business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.  FAB has good and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the balance sheet of FAB as of August 31, 2012, or acquired after such date, other than properties sold by FAB in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the balance sheet of FAB as of August 31, 2012.  All real and personal property which is material to FAB’s business and leased or licensed by FAB is held pursuant to leases or licenses which are valid obligations of FAB and, to FAB’s knowledge, are valid and binding obligations of the other parties thereto, enforceable against FAB, and to FAB’s knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles).  Such leases will not terminate or lapse prior to the Effective Time.

(t)            Intellectual Property; Information Technology; Security.

(i)            FAB owns or possesses valid and binding licenses and other rights to use all Intellectual Property which is listed and described in Section 5.03(t)(i) of FAB’s Disclosure Schedule (other than commercially available “shrink wrap” or “click wrap” licenses), and FAB has not received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others.  FAB owns or has a valid right to use or license the Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To FAB’s knowledge, such Intellectual Property is valid and enforceable.

(ii)           (A) FAB owns or is validly licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to FAB’s knowledge, the use of any Intellectual Property by FAB and the conduct of its business as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to FAB’s knowledge, no Person is challenging, infringing on or otherwise violating any right of FAB with respect to any Intellectual Property owned by and/or licensed to FAB; and (D)  FAB has not received any written notice or otherwise has knowledge of any pending legal proceeding against FAB with respect to any Intellectual Property used by FAB, or any Intellectual Property owned by any Person, and as of the date hereof, FAB is unaware of any facts or events that would give rise to any legal proceeding against FAB that is likely to succeed.

(iii)          To FAB’s knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of FAB’s business (collectively, “FAB IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use.  The FAB IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted.   FAB has not experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the FAB IT Systems.  FAB has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business.  FAB is not in breach of any Material Contract related to any FAB IT Systems.

(u)           Fiduciary Accounts.  FAB has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither FAB, nor, to FAB’s knowledge, any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v)           Books and Records.  The books and records of FAB have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of FAB.

(w)          Insurance.  Section 5.03(w) of FAB’s Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by FAB (“Insurance Policies”), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage.  FAB is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; FAB is not in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. There is no claim for coverage by FAB pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights.  FAB has not received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

(x)            Allowance For Loan Losses.  FAB’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with FAB’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(y)           Transactions With Affiliates.  All “covered transactions” between FAB and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

(z)            Required Vote; Antitakeover Provisions.

(i)            The affirmative vote of the holders of two-thirds of the outstanding shares of FAB Common Stock is necessary to approve this Agreement and the Transaction on behalf of FAB.  No other vote of the stockholders of FAB is required by law, the FAB Articles, the FAB Bylaws or otherwise to approve this Agreement and the Transaction.

(ii)           Based on the representation and warranty of PPBI contained in Section 5.04(l), the antitakeover provisions of the TBOC or, to FAB’s knowledge, any applicable provisions of the takeover laws of any other state (and any comparable provisions of the FAB Articles and FAB Bylaws), do not apply or will not apply to this Agreement or the Transaction.

(aa)         Fairness Opinion.  The FAB Board has received the opinion of SAMCO Capital Markets, Inc., to the effect that as of the date hereof, the Merger Consideration is fair to the holders of FAB Common Stock from a financial point of view.

(bb)         Transactions in Securities.

(i)            All offers and sales of FAB Common Stock by FAB were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

(ii)           Neither FAB, nor, to FAB’s knowledge, (a) any director or executive officer of FAB, (b) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of FAB Common Stock or other securities issued by FAB (i) during any period when FAB was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(cc)         Disclosure.  The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04         Representations and Warranties of PPBI.  Subject to Sections 5.01 and 5.02, PPBI hereby represents and warrants to FAB as follows:

(a)           Organization, Standing and Authority.  PPBI is duly organized, validly existing and in good standing under the laws of the State of Delaware.  PPBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on PPBI.  PPBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)           PPBI Capital Stock.

(i)            As of the date hereof, the authorized capital stock of PPBI consists solely of 25,000,000 shares of PPBI Common Stock, of which 10,343,434 shares were issued and outstanding as of the close of business on September 30, 2012, and 1,000,000 shares of PPBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof.  The outstanding shares of PPBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of PPBI Common Stock have been issued in violation of the preemptive rights of any Person.  As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of PPBI, except for shares of PPBI Common Stock issuable pursuant to the PPBI Benefit Plans and by virtue of this Agreement.

(ii)           The shares of PPBI Common Stock to be issued in exchange for shares of FAB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)           Pacific Premier and Merger Subsidiary.

(i)            Pacific Premier has been duly organized and is validly existing in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.  Pacific Premier is duly licensed by the DFI and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.

(ii)           (A) PPBI owns, directly or indirectly, all the issued and outstanding equity securities of Pacific Premier, (B) no equity securities of Pacific Premier are or may become required to be issued (other than to PPBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Pacific Premier is or may be bound to sell or otherwise transfer any of its equity securities (other than to PPBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to PPBI’s right to vote or to dispose of such securities.

(iii)          Merger Subsidiary will be at the Effective Time a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.  Following the organization of Merger Subsidiary, Pacific Premier will own all of the outstanding equity securities of Merger Subsidiary.  Merger Subsidiary will not engage in any business other than in connection with the transactions contemplated by this Agreement and Merger Subsidiary will have no material obligations or liabilities other than its obligations hereunder and in the Agreement and Plan of Merger and the Agreement and Plan of Merger and Liquidation.

(d)           Corporate Power.  Each of PPBI and Pacific Premier has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Each of PPBI and Pacific Premier has, and at the Effective Time, Merger Subsidiary will have, the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement, the Agreement and Plan of Merger and the Agreement and Plan of Merger and Liquidation, as applicable, and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

(e)           Corporate Authority.  This Agreement, the Agreement and Plan Merger, the Agreement and Plan of Merger and Liquidation and the Transaction have been authorized by all necessary corporate action of PPBI, the PPBI Board, Pacific Premier, the Pacific Premier Board and, following its organization, will be authorized by Merger Subsidiary and the board of directors of Merger Subsidiary.  This Agreement has been duly executed and delivered by PPBI and Pacific Premier and, assuming due authorization, execution and delivery by FAB, this Agreement is a valid and legally binding agreement of PPBI and Pacific Premier enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)            Regulatory Approvals; No Defaults.

(i)            No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PPBI or any of its Subsidiaries in connection with the execution, delivery or performance by PPBI and Pacific Premier of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the FRB, the DFI and the TDB, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq and (D) the filing of (1) the Certificate of Merger with the Texas Secretary of State and the TDB pursuant to the TBOC and TFC and (2) the Agreement and Plan of Merger and Liquidation with the California Secretary of State and the DFI pursuant to the CGCL and CFC. As of the date hereof, PPBI is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)           Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by PPBI and Pacific Premier and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of PPBI or of any of its Subsidiaries or to which PPBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of PPBI or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)           Financial Reports and Securities Documents; Material Adverse Effect.

(i)            PPBI’s Annual Report on Form 10-K for the year ended December 31, 2011 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2011 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, PPBI’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of PPBI and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders’ equity and other comprehensive income (loss) and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and other comprehensive income (loss) and cash flows, as the case may be, of PPBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)           Since June 30, 2012, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to PPBI.

(h)           Legal Proceedings.  No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against PPBI or its Subsidiaries and, to PPBI’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to PPBI.  Neither PPBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to PPBI.

(i)            No Brokers.  No action has been taken by PPBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by PPBI to D.A Davidson & Co.

(j)            Regulatory Matters.

(i)            Neither PPBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has PPBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority.  PPBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(ii)           Neither PPBI nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii)        PPBI and Pacific Premier are “well-capitalized” (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of Pacific Premier under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.”  Neither PPBI nor Pacific Premier has received any notification from a Governmental Authority that their status as “well-capitalized” or “satisfactory” for CRA purposes will change within one year, nor does PPBI have knowledge of any conditions or circumstances that would result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(iv)       PPBI has sufficient capital and liquidity to complete the Merger and fund the cash portion of the Merger Consideration.

(k)           Compliance With Laws.  Each of PPBI and its Subsidiaries:

(i)          is in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of PPBI and its Subsidiaries related to customer data, privacy and security;

(ii)         has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to PPBI’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii)        has received no notification or communication from any Governmental Authority (A) asserting that PPBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to PPBI’s knowledge, do any grounds for any of the foregoing exist).

(l)            Ownership of FAB Common Stock.   None of PPBI or any of its Subsidiaries, or to PPBI’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of FAB Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(m)          Financial Ability.  On the Effective Date and through the date of payment of the Merger Consideration by PPBI, PPBI or Pacific Premier will have all funds necessary to consummate the Merger and pay the Merger Consideration to holders of FAB Common Stock pursuant to Sections 3.01 and 3.03 hereof.

(n)           Disclosure.  The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

6.01         Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of FAB, PPBI and Pacific Premier agrees to use its reasonable best efforts in good faith, and in the case of PPBI, to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02         Stockholder Approval.  FAB agrees to take, in accordance with applicable law and the FAB Articles and the FAB Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by FAB’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “FAB Meeting”).  Except with the prior approval of PPBI, no other matters shall be submitted for the approval of the FAB stockholders at the FAB Meeting.  The FAB Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders and shall not (x) withdraw, modify or qualify in any manner adverse to PPBI such recommendation or (y) take any other action or make any other public statement in connection with the FAB Meeting inconsistent with such recommendation.  FAB shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

6.03         Registration Statement.

(a)           PPBI agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by PPBI with the SEC in connection with the issuance of the shares of PPBI Common Stock to the FAB stockholders as part of the Merger Consideration in the Merger (including the proxy statement for the FAB Meeting and prospectus and other proxy solicitation materials of FAB constituting a part thereof (the “Proxy Statement”) and all related documents).  FAB shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and FAB, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing.  FAB agrees to cooperate with PPBI and PPBI’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement.  Provided that FAB has cooperated as described above, PPBI shall use its best efforts to file, or cause to be filed, the Registration Statement with the SEC within thirty (30) days of the date of this Agreement.  Each of FAB and

PPBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.  PPBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  After the Registration Statement is declared effective under the Securities Act, FAB shall promptly mail at its expense the Proxy Statement to all of its stockholders.

(b)           Each of FAB and PPBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the FAB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of FAB and PPBI further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)           PPBI agrees to advise FAB, promptly after PPBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PPBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent PPBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04         Regulatory Filings.

(a)           Each of PPBI, Pacific Premier and FAB shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and PPBI shall use its best efforts to make any initial application filings with Governmental Authorities within thirty (30) days of the date of this Agreement.  Each of PPBI and FAB shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide FAB with confidential portions of any filing with a Governmental Authority.  In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

(b)           Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

6.05         Press Releases.  FAB and PPBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that PPBI may, without the prior consent of FAB (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC or Nasdaq.  FAB and PPBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06         Access; Information.

(a)           FAB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford PPBI and Pacific Premier’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of FAB and to such other information relating to FAB as PPBI may reasonably request and, during such period, it shall furnish promptly to PPBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of FAB as PPBI may reasonably request.

(b)           During the period from the date of this Agreement to the Effective Time, FAB shall, upon the request of PPBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of PPBI regarding its financial condition, operations and business and matters relating to the completion of the Transaction.  As soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), FAB will deliver to PPBI its balance sheet and statements of income and changes in stockholders’ equity, without related notes, for such quarter prepared in accordance with GAAP and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, FAB will deliver to PPBI its balance sheet and statements of income, stockholders’ equity and cash flows for such year prepared in accordance with GAAP.  Within seven (7) days after the end of each month, FAB will deliver to PPBI a balance sheet and statement of income, without related notes, for such month prepared in accordance with GAAP.

(c)           All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality Agreement, dated as of August 10, 2012 between PPBI and SAMCO Capital Markets on behalf of FAB (the “Confidentiality Agreement”).

(d)           No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(e)           FAB shall allow a representative of PPBI to attend as an observer (telephonically or in person) all FAB Board and FAB Board committee meetings, except that no PPBI representative will be entitled to attend any meeting in which the FAB Board considers the Merger.  FAB shall give reasonable notice to PPBI of any such meeting and, if known, the agenda for or business to be discussed at such meeting.  FAB shall also provide to PPBI all written agendas and meeting or written consent materials provided to the directors of FAB in connection with FAB Board and committee meetings.  All information obtained by PPBI at these meetings shall be treated in confidence as provided in this Section 6.06.

6.07         Acquisition Proposals.

(a)           FAB agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of FAB thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.  From the date of this Agreement through the Effective Time, FAB shall not, and shall cause its directors, officers or employees or any Representative retained by it not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than PPBI or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal.  For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of FAB, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of FAB, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of FAB or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FAB, other than the Transaction contemplated by this Agreement.

(b)           In addition to the obligations of FAB set forth in Section 6.07(a), FAB shall promptly (within 24 hours) advise PPBI orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep PPBI informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to PPBI all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to PPBI.

(c)           FAB agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of FAB shall be deemed a breach of this Section 6.07 by FAB.

(d)           The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by FAB or any Representative of FAB.  It is accordingly agreed that PPBI shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which PPBI is entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, PPBI shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

6.08         Certain Policies.  Prior to the Effective Date, upon the request of PPBI, FAB shall, consistent with GAAP and applicable banking laws and regulations, use its reasonable best efforts to modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of PPBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no such modification or change made by FAB pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of FAB or its management with any such adjustments.

6.09         Nasdaq Listing.  PPBI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of PPBI Common Stock to be issued to the FAB stockholders as part of the Merger Consideration in connection with the Merger.

6.10         Indemnification.

(a)           From and after the Effective Time through the sixth anniversary of the Effective Time, PPBI (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of FAB, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of FAB or is or was serving at the request of FAB as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the FAB Articles and the FAB Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of FAB’s Disclosure Schedule, in each case as in effect on the date hereof.

(b)           Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) neither the Indemnified Party nor the Indemnifying Party shall be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)           PPBI shall maintain FAB’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by FAB’s existing policy, including PPBI’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three (3) years after the Effective Time; provided, however, that in no event shall PPBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 150% of the annual premiums paid by FAB as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, PPBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d)           If PPBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of PPBI shall assume the obligations set forth in this Section 6.10.

6.11         Benefit Plans.

(a)           As soon as administratively practicable after the Effective Time, PPBI shall take all reasonable action so that employees of FAB shall be entitled to participate in each employee benefit plan, program or arrangement of PPBI and Pacific Premier of general applicability (the “PPBI Benefit Plans”) to the same extent as similarly-situated employees of PPBI and its Subsidiaries (it being understood that inclusion of the employees of FAB in the PPBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of FAB until such employees are permitted to participate in the PPBI Benefit Plans and provided further, however, that nothing contained herein shall require PPBI or any of its Subsidiaries to make any grants to any former employee of FAB under any discretionary equity compensation plan of PPBI.  PPBI shall cause each PPBI Benefit Plan in which employees of FAB are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the PPBI Benefit Plans, the service of such employees with FAB to the same extent as such service was credited for such purpose by FAB, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Nothing herein shall limit the ability of PPBI to amend or terminate any of FAB’s Benefit Plans in accordance with their terms at any time.

(b)           At and following the Effective Time, PPBI shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of FAB and current and former directors of FAB existing as of the Effective Date, as well as all bonus deferred compensation or other existing plans and policies of FAB to the extent that each of the foregoing are Previously Disclosed.  The severance or termination payments which are payable pursuant to such agreements, plans or policies of FAB (which have been quantified in reasonable detail) have been Previously Disclosed.

(c)           At such time as employees of FAB become eligible to participate in a medical, dental or health plan of PPBI or its Subsidiaries, PPBI shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of PPBI, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

(d)           Each of FAB, PPBI and Pacific Premier acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of FAB and PPBI and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with FAB, PPBI or any of its Subsidiaries.

6.12         Appointment of Directors. PPBI agrees to take all action necessary to appoint or elect, effective as of the Effective Time, Senator John Carona, a director of FAB, as a director of PPBI and Pacific Premier.  To the extent Senator Carona is unable to serve on the PPBI Board and/or the Pacific Premier Board, PPBI shall appoint or elect Michael Kowalski as a director of PPBI and/or Pacific Premier.  Such person shall serve until the first annual meeting of stockholders of PPBI following the Effective Time and until his successor is elected and qualified.  Subject to the fiduciary duties of the PPBI Board, PPBI shall include such individual on the list of nominees for director presented by the PPBI Board and for which the PPBI Board shall solicit proxies at the first annual meeting of stockholders of PPBI following the Effective Time.

6.13         Intentionally Omitted.

6.14         Depository Services Agreement.  No later than the Effective Time, the Depository Services Agreement between FAB and Associations, Inc., dated October 1, 2011 (the “Depository Agreement”) shall be amended in the form which is set forth as Annex E hereto.

6.15         Notification of Certain Matters.  Each of FAB, PPBI and Pacific Premier shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.16         Estoppel Letters.  FAB shall use its commercially reasonable efforts to obtain and deliver to PPBI at the Closing with respect to the real estate leased by FAB, an estoppel letter dated as of the Closing in the form of Annex D from its lessor.

6.17         Antitakeover Statutes.  Each of PPBI and FAB and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.18         Tax Matters

(a)           Tax Periods Ending on or Before the Closing Date.  FAB will prepare or cause to be prepared and will file or cause to be filed all Tax Returns for FAB that are due after the Closing Date that relate to the period from January 1, 2012 through the Closing Date.  FAB will provide a copy of such Tax Returns to PPBI for its review and comment at least thirty (30) days prior to the date for filing such Tax Returns.

(b)           Tax Periods Beginning Before and Ending After the Closing Date.  PPBI will prepare or cause to be prepared and will file or cause to be filed any Tax Returns of FAB for Tax periods that begin before the Closing Date and end after the Closing Date.  PPBI will provide a copy of such Tax Returns to Michael A. Kowalski on behalf of FAB at least fifteen (15) days prior to the date for filing such Tax Returns.

(c)           Cooperation on Tax Matters.  PPBI and FAB will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any proceeding with respect to Taxes.  Such cooperation will include the retention and (upon another party’s request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  PPBI agrees to (i) retain all FAB books and records provided to PPBI or Pacific Premier on or prior to the Closing Date with respect to FAB Tax matters relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any party hereto, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority, and (ii) give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records.  PPBI further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax on FAB or the stockholders of FAB that could be imposed (including with respect to the Merger contemplated under this Agreement).

(d)           Conduct of Audits and Other Procedural Matters.  Notwithstanding anything to the contrary in this Agreement, PPBI will, at its own expense, control any audit or examination by any Governmental Authority, and have the exclusive right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes (“Tax Proceedings”) for any taxable period without regard for which party is charged with payment responsibility under this Agreement.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of FAB Common Stock.

(b)           Regulatory Approvals.  All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the PPBI Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that PPBI would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c)           No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d)           Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)           Listing.  The shares of PPBI Common Stock to be issued to the FAB stockholders as part of the Merger Consideration in the Merger shall have been approved for listing on the Nasdaq.

7.02         Conditions to Obligation of FAB.  The obligation of FAB to consummate the Merger is also subject to the fulfillment or written waiver by FAB prior to the Effective Date of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of PPBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and FAB shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

(b)           Performance of Obligations of PPBI.  PPBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and FAB shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

(c)           Other Actions.  PPBI shall have furnished FAB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as FAB may reasonably request.

7.03         Conditions to Obligation of PPBI.  The obligation of PPBI and Pacific Premier to consummate the Merger is also subject to the fulfillment or written waiver by PPBI and Pacific Premier prior to the Effective Date of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of FAB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of FAB by the Chief Executive Officer and the Chief Operating Officer of FAB to such effect.

(b)           Performance of Obligations of FAB.  FAB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of FAB by the Chief Executive Officer and the Chief Operating Officer of FAB to such effect.

(c)           Dissenting Shares.  Dissenting Shares shall not represent 10% or more of the outstanding shares of FAB Common Stock.

(d)           Depository Agreement.  The Depository Agreement shall have been amended as required by Section 6.14.

(e)           Employment Agreements.  The employment agreements entered into between each of Michael A. Kowalski, Greg Smith and Cathleen Ann Coltrell and Pacific Premier on October 15, 2012 (the “Employment Agreements”) shall not have been terminated and shall remain in full force and effect.

(f)            Minimum Deposits.  As of the Closing Date, the average of FAB’s total deposits (including sweep repo accounts), commencing June 1, 2012 and ending on the month-end prior to the Closing Date, shall not be less than $313,360,617.90.

(g)           Minimum Tier 1 Capital.  As of the Closing Date, FAB shall have Tier 1 Capital (as defined by federal banking regulations) of not less than $36,786,292.65.

(h)           Other Actions.  FAB shall have furnished PPBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as PPBI may reasonably request.

ARTICLE VIII

TERMINATION

8.01         Termination.  This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)           Mutual Consent.  By the mutual consent in writing of PPBI, Pacific Premier and FAB.

(b)           Breach.  Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by PPBI and Pacific Premier on the one hand or FAB on the other hand, in the event of a breach by the other party or parties of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party or parties not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c)           Delay.  By PPBI and Pacific Premier on the one hand or FAB on the other hand, in the event that the Merger is not consummated by March 31, 2013, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party or parties set forth in this Agreement or (ii) the failure of any of the Stockholders (if FAB is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

(d)           No Regulatory Approval.  By PPBI and Pacific Premier on the one hand or FAB on the other hand in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.

(e)           No FAB Stockholder Approval.  By PPBI and Pacific Premier, if the approval of the stockholders of FAB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the FAB Meeting or at any adjournment or postponement thereof.

8.02         Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither PPBI and Pacific Premier on the one hand nor FAB on the other hand shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.01         Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and this Article IX, which shall survive any such termination).  Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.

9.02         Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the receipt of sufficient written consents that constitute FAB stockholder approval, no amendment shall be made which by law requires further approval by the stockholders of FAB without obtaining such approval.

9.03         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04         Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

9.05         Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby (the “Deal Expenses”), provided that FAB’s Deal Expenses shall not exceed $3,900,000 and PPBI shall pay at Closing FAB’s expenses relating to legal, accounting, advisory (including the fee payable to SAMCO Capital Markets, Inc.), data processing termination (which for purposes of this Section 9.05 of the Agreement is assumed to amount to $900,000) and employee and FAB Board member non-compete-related matters in an amount which, together with any Deal Expenses paid by FAB prior to the Closing,  shall not exceed $3,900,000, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.  To the extent that FAB’s aggregate Deal Expenses (whether paid by FAB prior to Closing or by PPBI at Closing) exceed $3,900,000, any excess shall reduce the Per Share Cash Consideration by the quotient of (i) such excess divided by (ii) the total number of shares of issued and outstanding FAB Common Stock.

9.06         Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to FAB to:

First Associations Bank
12001 N. Central Expressway
Suite 1165
Dallas, Texas 75243
Attention:	Michael Kowalski, Chairman,
President and Chief Executive Officer
Fax: (972) 701-1155

With a copy to:

Haynie, Rake & Repass, P.C.
14643 Dallas Parkway
Suite 550
Dallas, Texas 75254
Attention: Mark Haynie, Esq.
Fax: (972) 716-1850

If to PPBI to:

Pacific Premier Bancorp
1600 Sunflower Avenue
Second Floor
Costa Mesa, California 92626
Attention:	Steven R. Gardner, President and
Chief Executive Officer
Fax: (714) 433-3085

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C. 20037
Attention:	Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax: (202) 457-6315

9.07         Entire Understanding; No Third Party Beneficiaries.  This Agreement, the Shareholder Agreements, the Employment Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Shareholder Agreements, the Employment Agreements and

the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made.  Except for the Indemnified Parties’ right to enforce PPBI’s obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08         Severability.  Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on FAB or PPBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09         Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10         Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11         Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12         Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, PPBI may at any time modify the structure of the acquisition of FAB set forth herein, provided that (i) the Merger Consideration to be paid to the holders of FAB Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to FAB’s stockholders as a result of receiving the Merger Consideration, (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities or delay consummation of the transactions contemplated by this Agreement and (iv) such modification will not otherwise adversely affect the holders of FAB Common Stock.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACIFIC PREMIER BANCORP, INC.

By:	/s/ Steven R. Gardner
Name:	Steven R. Gardner
Title:	President and Chief Executive Officer

PACIFIC PREMIER BANK

By:	/s/ Steven R. Gardner
Name:	Steven R. Gardner
Title:	President and Chief Executive Officer

FIRST ASSOCIATIONS BANK

By:	/s/ Michael A. Kowalski
Name:	Michael A. Kowalski
Title:	Chairman, President and Chief Executive Officer

ANNEX A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”), dated as of                        , 2012, among                                     , a shareholder (“Shareholder”) of First Associations Bank, a Texas bank (“FAB”), Pacific Premier Bancorp, Inc., a Delaware corporation (“PPBI”), and, solely for purposes of the last sentence of Section 8, FAB.  All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, FAB, PPBI and Pacific Premier Bank, PPBI’s wholly-owned bank subsidiary (“Pacific Premier”) are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which FAB will be acquired by Pacific Premier on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of FAB Common Stock will be converted into shares of PPBI Common Stock and/or cash in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of FAB Common Stock identified on Exhibit I hereto (such shares, together with all shares of FAB Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce PPBI and Pacific Premier to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of FAB and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Agreement to Vote Shares. Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of FAB, or in connection with any written consent of the shareholders of FAB, Shareholder shall:

(a)           appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of FAB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

2.             Transfer of Shares.

(a)           Prohibition on Transfers of Shares; Other Actions.  Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

(b)           Transfer of Voting Rights.  Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.             Representations and Warranties of Shareholder.  Shareholder represents and warrants to and agrees with PPBI and Pacific Premier as follows:

(a)           Capacity.  Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)           Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)           Ownership.  Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto.  Shareholder has good and indefeasible title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto.  As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of FAB Common Stock owned beneficially or of record by Shareholder.  Shareholder has and will have at all times during the term of this Agreement (i)

sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)           Consents and Approvals.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)            Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.             No Solicitation.  Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to FAB, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of FAB Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of FAB vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement.  Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than PPBI with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4.  Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the FAB Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5.             Notice of Acquisitions; Proposals Regarding Prohibited Transactions.  Shareholder hereby agrees to notify PPBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of FAB Common Stock or other securities of FAB of which Shareholder acquires beneficial or record ownership on or after the date hereof.  Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were FAB.

[6.          Non-Competition and Non-Solicitation.

(a)           PPBI shall pay to the Shareholder $             by wire transfer of immediately available funds on the Closing Date (the “Non-Compete Payment”).  In consideration of the payment of the Non-Compete Payment, the Shareholder agrees that for a period of two (2) years following the Closing Date [(one year following the Closing Date with respect to only Section 6(a)(i) below and only with respect to a Competitive Business that operates within Dallas County, Texas and which does not accept deposits or engage in business with home owners’ associations located anywhere in the United States)], the Shareholder will not, directly or indirectly, either as principal, manager, agent, consultant, advisor, independent contractor, officer, stockholder, partner, investor, lender or employee or in any other similar capacity:

(i)            establish, acquire, engage in, operate, manage, own, advise, control or in any way participate, be employed by or otherwise engage in any Competitive Business (as defined below) or have any financial interest (including, without limitation, any interest in the voting or nonvoting equity or debt securities, partnership interests or similar securities, or warrants or options thereon) in any Person that engages in any Competitive Business, provided that the Shareholder may acquire less than 5% of the equity of any Person so long as (A) the securities so acquired are either listed on a national securities exchange, the Nasdaq or, on an over the counter security that is quoted on the OTC Bulletin Board, if not so listed, the Shareholder obtains prior approval for such acquisition from PPBI (which prior approval will not be unreasonably withheld) and (B) such acquisition is and remains solely for investment purposes; or

(ii)           (a) solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) any employees of FAB prior to the Closing (“FAB Employees”) or (b) hire any FAB Employees regardless of any solicitation activities during the period such Person is an employee of PPBI, Pacific Premier or any of their Affiliates and for three (3) months after such Person’s employment with PPBI, Pacific Premier or any of their Affiliates ends; or

(iii)          (A)  induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with PPBI, Pacific Premier or any of their Affiliates, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who where depositors, borrowers or customers of FAB on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of FAB on the date of this Agreement, or as of the Closing Date.

For purposes of this Agreement, the term “Competitive Business” shall mean the business or operations of a bank, credit union, industrial bank, any other financial institution, bank holding company or savings and loan holding company either (i) operating within Dallas County, Texas or (ii) accepting deposits or engaging in business with home owners’ associations located anywhere in the United States.

(b)           The Shareholder acknowledges and agrees that the business conducted by FAB is highly competitive and that the covenants made by the Shareholder in this Section 6 are made as a necessary inducement for PPBI and Pacific Premier to enter into the Merger Agreement and to consummate the transactions contemplated thereby.  It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the Laws and public policies of each jurisdiction in which enforcement is sought.  It is expressly understood and agreed that although the Shareholder and PPBI each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(c)           The Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect PPBI’s legitimate business interests and to protect the value of PPBI’s acquisition of FAB.  The Shareholder warrants that these provisions will not unreasonably interfere with his or her ability to earn a living or to pursue his or her occupation and the Shareholder has the means to support himself or herself and his or her dependents other than by engaging in the Competing Business and the provisions of this Section 6 will not impair such ability in any manner whatsoever.

(d)           The Shareholder will not, at any time during the two-year period referred to in Subsection 6(a) of this Agreement, disparage PPBI, Pacific Premier or any of its Affiliates, or the business conducted by PPBI and Pacific Premier or any of their Affiliates, or any stockholder, member, director, manager, officer, employee or agent of PPBI, Pacific Premier or any of their Affiliates.]  [Section 6 is only applicable and will only be included in agreements with the Outside and Advisory Directors.]

7.             Specific Performance and Remedies.  Shareholder acknowledges that it will be impossible to measure in money the damage to PPBI if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, PPBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that PPBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PPBI’s seeking or obtaining such equitable relief.

8.             Term of Agreement; Termination.

(a)           The term of this Agreement shall commence on the date hereof; provided, however, that the provisions of Section 6 of this Agreement shall only become effective at the Effective Time.

(b)           This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the period which is two (2) years from the Effective Time of the Merger.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

9.             Stop Transfer Order.  In furtherance of this Agreement, Shareholder hereby authorizes and instructs FAB to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8.  FAB agrees that it shall comply with such stop transfer instructions.

10.           Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.           Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to PPBI to:

Pacific Premier Bancorp, Inc.
1600 Sunflower Avenue, Second Floor
Costa Mesa, CA 92626
Attention: Steven R. Gardner, President and Chief Executive Officer
Fax: (714) 642-9800

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C. 20037
Attention:	Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax: (202) 457-6315

If to Shareholder to:

If to FAB to:

First Associations Bank
12001 North Capital Expressway
Suite 1165
Dallas, TX 75243
Attention: Michael A. Kowalski, Chairman, President and Chief Executive Officer
Fax: (972) 701-1155

With a copy to:

Haynie Rake & Repass, P.C.
14643 Dallas Parkway
Suite 550
Dallas, TX 75254
Attention: Mark Haynie, Esq.
Fax: (972) 716-1850

12.           Miscellaneous.

(a)           Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)           Capacity.  The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of FAB, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of FAB or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of FAB.

(c)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)           Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)           Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(f)            Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.           Attorney’s Fees.  The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.

By:
Name:	Steven R. Gardner
Title:	President and Chief Executive Officer

FIRST ASSOCIATIONS BANK

By:
Name:	Michael A. Kowalski
Title:	President and Chief Executive Officer

SHAREHOLDER

(Signature)

EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of First Associations Bank Common Stock Beneficially Owned

ANNEX B

FORM OF

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger, dated as of                         , 20     (“Plan of Merger”), by and between First Associations Bank (“FAB”) and PPBI Interim Corporation (“Merger Subsidiary”).

WITNESSETH:

WHEREAS, FAB is a Texas-chartered bank having its principal place of business in Dallas, Texas; and

WHEREAS, Merger Subsidiary is a Texas-chartered corporation and a wholly-owned subsidiary of Pacific Premier Bank (“Pacific Premier Bank”), which has its principal place of business in Costa Mesa, California; and

WHEREAS, Pacific Premier Bancorp, Inc., a Delaware corporation (“Parent”), Pacific Premier Bank and FAB have entered into an Agreement and Plan of Reorganization, dated as of October       , 2012 (the “Agreement”), pursuant to which Merger Subsidiary will merge with and into FAB, with FAB as the surviving institution (the “Merger”); and

WHEREAS, the Boards of Directors of FAB and Merger Subsidiary have approved and deemed it advisable to consummate the Merger on the terms and conditions herein provided and subject to approval of their respective stockholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             The Merger.  Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as defined in Section 15 below), Merger Subsidiary shall merge with and into FAB under the laws of the State of Texas.  FAB shall be the surviving corporation of the Merger (the “Surviving Corporation”) and the separate existence of Merger Subsidiary shall cease.

2.             Articles of Association and Bylaws.  The Amended Articles of Association of FAB, as amended, and the Bylaws of FAB, as amended, in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law.

3.             Name; Offices.  The name of the Surviving Corporation shall be “First Associations Bank.”  The main office of the Surviving Corporation shall be the main office of FAB immediately prior to the Effective Time.  All branch offices of  FAB which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Corporation upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by FAB and applicable regulatory authorities after the date hereof.

4.             Directors and Executive Officers.  The directors and executive officers of the Surviving Corporation immediately after the Merger shall be the directors and executive officers of Merger Subsidiary immediately prior to the Merger.

5.             Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the Texas Business Organizations Code and the Texas Finance Code.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

6.             Effect on Shares of Stock.

(a)           FAB.  As of the Effective Time, each share of FAB common stock issued and outstanding immediately prior to the Effective Time (other than shares of FAB common stock, the holders of which have perfected their right to dissent under the Texas Business Organizations Code and have not effectively withdrawn or lost such right as of the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the consideration set forth in Section 3.01 of the Agreement.

(b)           Merger Subsidiary.  At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Merger Subsidiary’s common stock, each share of Merger Subsidiary’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

7.             Counterparts.  This Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

8.             Governing Law.  This Plan of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Texas.

9.             Amendment.  Subject to applicable law, this Plan of Merger may be amended, modified or supplemented only by written agreement of Merger Subsidiary and FAB at any time prior to the Effective Time, except that after the meeting of FAB’s stockholders convened for the purpose of voting upon the Agreement and transactions contemplated thereby, no amendment shall be made which by law requires further approval by the stockholders of FAB without obtaining such approval.

10.           Waiver.  Any of the terms or conditions of this Plan of Merger may be waived at any time by whichever of the parties hereto is, or the stockholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

11.           Assignment.  This Plan of Merger may not be assigned by any party hereto without the prior written consent of the other party.

12.           Termination.  This Plan of Merger shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Plan of Merger may also be terminated at any time prior to the Effective Time by an instrument executed by FAB and Merger Subsidiary.

13.           Conditions Precedent.  The obligations of the parties under this Plan of Merger shall be subject to the satisfaction or waiver at or prior to the closing of the Merger of all of the conditions to the Merger set forth herein and in the Agreement.

14.           Procurement of Approvals. FAB and Merger Subsidiary shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan of Merger, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

15.           Effectiveness of Merger.  The Merger shall be effective upon the acceptance and filing with the Texas Secretary of State and the Texas Department of Banking of the certificate of merger required to be filed to effect the Merger pursuant to the Texas Business Organizations Code and the Texas Financial Code (the “Effective Time”).

16.           Entire Agreement. Except as otherwise set forth in this Plan of Merger and the Agreement, the Agreement and this Plan of Merger (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  To the extent of a conflict between the terms of the Agreement and the terms of this Plan of Merger, the terms of the Agreement shall control.

[Signature page follows]

IN WITNESS WHEREOF, each of Merger Subsidiary and FAB has caused this Plan of Merger to be executed on its behalf by its duly authorized officers.

PPBI INTERIM CORPORATION

By:
Name:	Steven R. Gardner
Title:	President and Chief Executive Officer

FIRST ASSOCIATIONS BANK

By:
Name:	Michael A. Kowalski
Title:	Chairman, President and Chief Executive Officer

ANNEX C

FORM OF

AGREEMENT AND PLAN OF MERGER

AND LIQUIDATION OF

FIRST ASSOCIATIONS BANK

BY PACIFIC PREMIER BANK

This Agreement and Plan of Merger and Liquidation (“Agreement”) is agreed to this            day of                 , 20    , between Pacific Premier Bank, a California-chartered commercial bank (“Pacific Premier Bank”), and First Associations Bank, a Texas-chartered bank (“FAB”).

WHEREAS, Pacific Premier Bank has authorized capital stock of 625,000 shares of common stock, without par value, of which                  shares are issued and outstanding and owned of record by Pacific Premier Bancorp, Inc. (the “Company”);

WHEREAS, Pacific Premier Bank owns all of the issued and outstanding capital stock of FAB which consists of [1,000] shares of common stock, par value $ [0.01] per share;

WHEREAS, the Board of Directors of Pacific Premier Bank has approved the merger of FAB with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution;

WHEREAS, Pacific Premier Bank wishes to approve, authorize, and consent to (i) the merger of FAB with and into Pacific Premier Bank pursuant to Section 4881 of the California Financial Code (the “CFC”) and Section 203.003 of the Texas Financial Code (the “TFC”) and (ii) the voluntary liquidation of FAB in accordance with Section 332 of the Internal Revenue Code of 1986, as amended (“Code”), in connection with the consummation of the transactions contemplated by the related Agreement and Plan of Reorganization, dated as of October     , 2012, among the Company, Pacific Premier Bank and FAB (“Plan of Merger”); and

WHEREAS, PPBI Interim Corporation, a Texas corporation and former subsidiary of Pacific Premier Bank (“Merger Subsidiary”), previously merged with and into FAB pursuant to the Plan of Merger and a related Agreement and Plan of Merger, dated as of                        , 2012, between Merger Subsidiary and FAB.

NOW, THEREFORE, the parties hereto agree as follows:

1.             The Merger.  FAB shall be merged with and liquidated into Pacific Premier Bank in accordance with the provisions of Section 4881 of the CFC, Section 203.003 of the TFC and Section 332 of the Code (the “Bank Merger”).  Pacific Premier Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).  The name of the Surviving Bank shall be “Pacific Premier Bank.”

2.             Effect on Shares of Stock.

(a)           Each share of Pacific Premier Bank common stock issued and outstanding immediately prior to the effective time of the Bank Merger shall be unchanged and shall remain issued and outstanding.

(b)           At the effective time of the Bank Merger, each share of FAB common stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled.

3.             Effects of the Merger. Upon consummation of the Bank Merger, (i) all assets, rights, franchises and interests of FAB in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by FAB immediately prior to the effective time of the Bank Merger; and (ii) the Surviving Bank shall be liable for all liabilities of FAB, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of FAB shall be preserved unimpaired.

4.             Articles of Incorporation; Amended and Restated Bylaws. The Articles of Incorporation and Amended and Restated Bylaws of Pacific Premier Bank in effect immediately prior to the effective time of the Bank Merger shall be the Articles of Incorporation and Amended and Restated Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

5.             Directors and Executive Officers. Upon consummation of the Bank Merger, (i) the directors of the Surviving Bank shall consist of the directors of Pacific Premier Bank immediately prior to the effective time of the Bank Merger, except for the addition of a new director as contemplated by Section 6.12 of the Plan of Merger, and (ii) the executive officers of the Surviving Bank shall be the executive officers of Pacific Premier Bank immediately prior to the effective time of the Bank Merger.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Liquidation to be executed by their respective duly authorized officers as of the day and year first above written.

PACIFIC PREMIER BANK

By:
Steven R. Gardner
President and Chief Executive Officer

By:
Kent J. Smith
Secretary

FIRST ASSOCIATIONS BANK

By:
Name:
Title:

By:
Name:
Title:

ANNEX D

LANDLORD ESTOPPEL LETTER

                , 20

Pacific Premier Bancorp, Inc.

1600 Sunflower Avenue, Second Floor

Costa Mesa, CA  92626

Re:                                                 , as amended                                      (“Lease”) by and between                                                                                          (“Landlord”) and                                                                  (“Tenant”) for the premises commonly known as                                          (“Premises”)

Dear                     :

In connection with the acquisition of First Associations Bank (“FAB”) by Pacific Premier Bancorp, Inc. (“Assignee”) pursuant to a merger of FAB with a subsidiary of Assignee (the “Merger”), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.             Tenant is the tenant under the Lease for the Premises.  There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.             Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3.             Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises.  To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4.             No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $                    .  (If none, state “NONE”).  Tenant is not entitled to rent concessions or free rent.

5.             All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

6.             Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.             Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.             Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

9.             Landlord hereby consents to the Merger and the resulting assignment of the Lease to Assignee.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[LANDLORD]

By:
Name:
Title:

SCHEDULE A

LEASE

ANNEX E

AMENDMENT NO. 2

TO
DEPOSITORY SERVICES AGREEMENT

This Amendment No. 2 to Depository Services Agreement, dated as of                        , 201     (this “Second Amendment”), is made and entered into by and between Pacific Premier Bank, a California-chartered bank (“PPB”) and successor to First Associations Bank, a Texas-chartered bank (“FAB”), and Associations, Inc., a Texas corporation (“Associa”).

RECITALS

A.      Pacific Premier Bancorp, Inc., PPB and FAB entered into that certain Agreement and Plan of Reorganization, dated as of October 15, 2012 (the “Merger Agreement”) that provides for the acquisition of FAB by PPB (the “Merger”).

B.       FAB and Associa entered into that certain Depository Services Agreement, dated October 1, 2011, as amended and executed, without the specific date filled in, in June, 2012 (the “Depository Agreement”).

C.       As a condition to closing the Merger and the transactions contemplated by the Merger Agreement, the Depository Agreement shall be amended as set forth in this Second Amendment.  The Merger was consummated on the date set forth above and, as a result of the Merger, PPB became the successor-in-interest to FAB under the Depository Agreement.

D.       Pursuant to Section 9 of the Depository Agreement, the Depository Agreement may be amended only by written agreement of the parties thereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in the Depository Agreement and in this Second Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PPB and Associa hereby agree as follows:

AGREEMENT

1.             Defined Terms.  The defined term “Bank” as used in the Depository Agreement shall mean PPB.  All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Depository Agreement.

2.             Amendments to the Agreement.  The parties agree to amend the Depository Agreement as follows:

(a)           Section 1 of the Depository Agreement is hereby deleted in its entirety.  The parties hereto agree that section references in the Depository Agreement shall not be renumbered.

(b)           Section 2(x) of the Depository Agreement is hereby deleted in its entirety and replaced with the following:

(x)            Bank will use commercially reasonable efforts to make available to authorized users of the applicable Management Company all monthly bank statements of Company Customers via its Online Cash Management Module through Bank’s website at www.ppbi.com by 5:00 p.m., Central Time, on the first business day each month barring any force majeure issues, such as business interruption due to technical issues causing a delay not within the control of Bank or natural disaster.

(c)           The Depository Agreement is hereby amended to add the following new Section 3(viii):

(viii)        Associa shall cause each Management Company to perform such other services to Bank in exchange for the fees and reimbursement of expenses as specifically set forth in Exhibit B (Administrative Services Provided By Company To Bank) attached hereto and made a part hereof.

(d)           Section 4 of the Depository Agreement is hereby deleted in its entirety and replaced with the following:

4. TERM; TERMINATION

The term of this Agreement shall be for a period of five (5) years commencing on the date of this Second Amendment and shall renew automatically for additional one (1) year terms, unless either party hereto gives written notice of non-renewal ninety (90) days prior to the expiration of the then-current term.  This Agreement may be terminated (i) in the event of a material breach of this Agreement by either party, provided that the breaching party must receive a written notice of breach from the non-breaching party providing the breaching party 30 days to cure such breach or (ii) at any time upon the written agreement of the parties hereto specifying a mutually agreed termination date.  Upon termination of the Agreement, Bank shall cooperate with the Companies and the Company Customers to transfer funds from accounts mentioned under this Agreement to another financial institution chosen by the Companies.

(e)           Section 7 of the Depository Agreement is hereby deleted in its entirety and replaced with the following:

7. NOTICES

All notices permitted or required by this Agreement shall be in writing and shall be deemed to have been duly given if sent by personal delivery, express or first class mail (with return receipt provided), facsimile or email addressed as follows:

In the case of written notice to Bank to:

Pacific Premier Bancorp
1600 Sunflower Avenue
Second Floor
Costa Mesa, California 92626
Attention:	Steven R. Gardner, President and
Chief Executive Officer
Fax: (714) 433-3085
Email: sgardner@ppbi.com

with a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C. 20037
Attention:	Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax: (202) 457-6315
Email:	nantin@pattonboggs.com
jhaas@pattonboggs.com

And in the case of written notice to Associa to:

Associations, Inc.

Attention:  John J. Carona

5401 N. Central Expressway, Suite 300

Dallas, Texas  75205

with a copy to:

Paul Reyes

General Counsel

Associations, Inc.

5401 N. Central Expressway, Suite 300

Dallas, Texas  75205

In the case of email notice to Associa to:

jcarona@associaonline.com

with a copy to:

preyes@associaonline.com

(f)            The Depository Agreement is hereby amended to add the following new Section 16:

16.          SUCCESSORS AND ASSIGNS.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns.  The parties shall not assign all or any part of this Agreement without the prior written consent of the non-assigning party.

3.             Entire Agreement.  Except as otherwise set forth in the Depository Agreement or this Second Amendment, the Depository Agreement, as amended by this Second Amendment (including the documents and the instruments referred to in the Depository Agreement or this Second Amendment), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of the Depository Agreement.

4.             Conflict of Terms.  In the event of a conflict or inconsistency between the terms, covenants, conditions and provisions of the Depository Agreement and those of this Second Amendment, the terms, covenants, conditions and provisions of this Second Amendment shall control and govern the rights and obligations of the parties hereto.

5.             Ratification.  Except to the extent amended hereby or inconsistent herewith, all of the terms, covenants, conditions and provisions of the Depository Agreement shall remain in full force and effect, and the parties hereto hereby acknowledge and confirm that the same are in full force and effect.

6.             Execution.  This Second Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[Signature page follows]

IN WITNESS WHEREOF, in accordance with Section 9 of the Depository Agreement, the parties hereto have executed this Second Amendment to be effective as of the date and year first written above.

PACIFIC PREMIER BANK

By:
Name:	Steven R. Gardner
Title:	President and Chief Executive Officer

ASSOCIATIONS, INC.

By:
Name:	John J. Carona
Title:	President and Chief Executive Officer